Exhibit 10.20

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy of Helicos BioSciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.

In furtherance of this purpose, all non-employee directors shall be paid cash compensation for services provided to the Company as set forth below:

Board	Annual Retainer	In-Person Meetings In Excess Of Six (6) Per Calendar Year
Chairperson	$40,000	$1,500
Directors	$20,000	$1,500

Board Committees	Annual Retainer	In-Person Meetings*
Audit Committee Chairperson	$10,000	$1,000
Audit Committee Members	$5,000	$1,000

Compensation Committee Chairperson	6,500	$1,000
Compensation Committee Members	3,000	$1,000

Nominating and Corporate Governance Committee Chairperson	6,500	$1,000
Nominating and Corporate Governance Committee Chairperson	3,000	$1,000

* Payable only in the event that such committee meeting is not held on the same day as an in-person meeting of the Board of Directors.

The non-employee directors shall also be eligible to participate in the Company’s stock option and incentive plans. Each newly-elected non-employee director (i.e. each director joining the Board of Directors for the first time) shall be granted a non-qualified stock option to purchase 50,000 shares of common stock under the Company’s stock option and incentive plan on the date of the first meeting of the Compensation Committee of the Board of Directors after they are elected to the Board of Directors (the “Election Option Grant”). Election Option Grants shall vest one hundred percent (100%) on the one-year anniversary of the date of grant. In addition to the Election Option Grants, each non-employee director (including any newly-elected director who has received an Election Option Grant) shall be granted an option to purchase 25,000 shares of common stock under the Company’s stock option and incentive plan on the date of the first meeting of the Compensation Committee of the Board of Directors following each annual meeting of the Company’s stockholders (the “Annual Option Grant”). Annual Option Grants shall vest 100% on the one-year anniversary of the date of grant. The amount of Annual Option Grants shall be ratably reduced in the event of the election of a non-employee director to the Board of the Directors other than in connection with an annual meeting of stockholders.

All of the foregoing options will be granted at the fair market value on the date of grant. In addition, the form of option agreement will give non-employee directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation).

The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.